UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 19, 2005

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9690 Deereco Road
Suite 100
Timonium, Maryland 21093
(Address of principal executive offices / Zip Code)

(410) 427-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act.

Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01.    Entry Into a Material Definitive Agreement

Restricted Stock Awards. On January 14, 2005, we awarded restricted stock (the "restricted stock awards"), to our independent directors, Thomas Franke, Harold Kloosterman, Bernard Korman, Edward Lowenthal, and Stephen Plavin. The restricted stock awards are part of the independent directors’ annual compensation package approved by our board on July 20, 2004. The form of restricted stock award is attached to this Current Report on Form 8-K as Exhibit 10.1 and the following summary is qualified in its entirety by reference thereto. The restricted stock awards have been granted under the Omega Healthcare Investors, Inc. 2004 Stock Incentive Plan.

•	Number of Shares. An annual grant of 1,000 shares of restricted common stock was issued to each of the independent directors, other than Mr. Korman, under the restricted stock awards. Mr. Korman, as the chairman of our board, was issued an annual grant of 3,000 shares of restricted common stock under the restricted stock award.

•	Vesting. Each restricted stock award vests thirty-three and one-third percent (33 1/3%) on each of January 1, 2006, January 1, 2007, and January 1, 2008. In addition, all restricted stock vests upon the director’s death, disability, or upon the occurrence of a change in control (as defined in the restricted stock award).

•	Dividends. Dividends are currently paid on unvested and vested shares. If unvested shares are forfeited, dividends that are declared after the date of the forfeiture are not paid on these shares.

Executive Salaries and Bonuses. On January 13, 2005, the Compensation Committee of our Board of Directors increased the annual salary of our named executive officers, in accordance with the terms and conditions of the respective employment agreements previously filed by us, as follows:

C. Taylor Pickett	$ 495,000

Daniel J. Booth	$ 305,000

Robert O. Stephenson	$ 245,000

R. Lee Crabill	$ 237,000

Also, the Compensation Committee approved 2004 cash bonus payments to executive officers in the following amounts set forth below opposite the name of such officer:

C. Taylor Pickett	$ 480,000

Daniel J. Booth	$ 147,500

Robert O. Stephenson	$ 117,500

R. Lee Crabill	$ 115,000

These bonus amounts were determined in accordance with performance-based criteria established by the Compensation Committee in July 2004, pursuant to which the executives would be paid 100% percent of the bonus amounts available under their respective employment agreements if we achieved an adjusted funds from operations per share of common stock for the fiscal year ended December 31, 2004 equal to or in excess of certain targeted levels.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In our Current Report on Form 8-K filed on October 18, 2004, we previously disclosed that we entered into a put agreement (the "Put Agreement") on October 12, 2004 with American Health Care Centers, Inc. and its affiliated companies ("American"), whereby we agreed to buy the stock and/or assets of thirteen (13) skilled nursing facilities in the State of Ohio (the "Properties") for a gross purchase price of $78.8 million, consisting of $58.1 million in cash, an offset of $6.9 million previously paid by us to American in 1997 to obtain an option to acquire the Properties and a $13.8 million mortgage loan we had outstanding with American and its affiliates, which encumbered six of the Properties. On January 13, 2005, American exercised its rights under the Put Agreement, and pursuant to the terms and conditions of the Put Agreement, we purchased the Properties, which we have determined do not constitute a significant amount of assets under Item 2.01 of Form 8-K. In connection with American’s exercise of its rights under the Put Agreement, we also entered into certain de minimis purchase agreements and certain other ministerial closing agreements. The Properties will continue to be leased by Essex Healthcare Corporation. The master lease and related agreements have approximately six years remaining and in 2005 we expect annual payments to be approximately $8.9 million with annual escalators.

On January 13, 2005, we borrowed approximately $47 million under our $200 million revolving credit facility (the "Credit Facility") to fund the acquisition of the Properties. The terms of the Credit Facility are governed by that certain credit agreement (the "Credit Agreement"), dated as of March 22, 2004, as amended, by and among OHI Asset, LLC, OHI Asset (ID), LLC, OHI Asset (LA), LLC, OHI Asset (TX), LLC, OHI Asset (CA), LLC, Delta Investors I, LLC, Delta Investors II, LLC and Texas Lessor-Stonegate, LP. and the lenders named therein, and Bank of America, N.A., as administrative agent. Immediately following the purchase of the Properties, approximately $62 million was outstanding under the Credit Facility. Borrowings under the Credit Facility bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Eurodollar Rate, plus the applicable margin (as defined below) or, at our option, the base rate, which will be the higher of (i) the rate of interest publicly announced by the administrative agent of the Credit Facility as its prime rate in effect, and (ii) the federal funds effective rate from time to time plus 0.50%, in each case, plus the applicable margin. The applicable margin with respect to the Credit Facility is determined in accordance with a performance grid based on our consolidated leverage ratio, as set forth in the Credit Agreement. The applicable margin may range from 3.25% to 2.25% in the case of Eurodollar advances, and from 1.75% to .75% in the case of base rate advances. The default rate on the Credit Facility is 3.00% above the interest rate otherwise applicable to base rate loans.

Item 9.01    Financial Statements and Exhibits

(c)    Exhibits.

Exhibit
Number    Description

10.1	Form of Directors’ Restricted Stock Award

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.
(Registrant)

Dated: January 19, 2005                      By: /S/ C. TAYLOR PICKETT
C. Taylor Pickett
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number                       Description

10.1	Form of Directors’ Restricted Stock Award